Exhibit A

Mr. Klein also directly owns employee stock options to purchase shares of Class A Common Stock as follows:

Option to purchase 50,000 shares with (i) exercise price of $20.69 per share,
(ii) vesting in five equal annual installments beginning on 02/08/2004 and
(iii) expiration on 02/08/2013

Option to purchase 7,013 shares with (i) exercise price of $24.80 per share,
(ii) 263 shares vesting on 04/18/2003 and the remaining 6,750 shares vesting in two equal annual installments beginning on 04/18/2004 and (iii) expiration on 04/18/2011

Option to purchase 2,500 shares with (i) exercise price of $215.00 per share,
(ii) vesting in five equal installments with the first installment vesting on 04/01/2001 and the remaining four installments vesting annually beginning on 10/01/2001 and (iii) expiration on 10/17/2010

Option to purchase 5,000 shares with (i) exercise price of $242.50 per share,
(ii) vesting in five equal annual installments beginning on 06/30/2001 and
(iii) expiration on 09/28/2010

Option to purchase 3,000 shares with (i) exercise price of $132.19 per share,
(ii) vesting in five equal annual installments beginning on 09/30/2000 and
(iii) expiration on 08/10/2009

Option to purchase 50 shares with (i) exercise price of $31.50 per share,
(ii) vesting in five equal annual installments beginning on 04/01/1999 and
(iii) expiration on 04/01/2008.